Exhibit 99.9

PENSION ADMINISTRATORS GROUP, INC.

SALARY DEFERRAL RETIREMENT PLAN

ADOPTION AGREEMENT

This is the Adoption Agreement for the PENSION ADMINISTRATORS GROUP, INC. PROTOTYPE DEFINED CONTRIBUTION RETIREMENT PLAN PROGRAM (the “Plan”). You have selected the PENSION ADMINISTRATORS GROUP, INC. SALARY DEFERRAL RETIREMENT PLAN ADOPTION AGREEMENT. You may wish to consult with your tax and legal advisers before executing your Adoption Agreement. Failure to properly complete the Adoption Agreement may result in disqualification of the Plan.

The Settlor of the PENSION ADMINISTRATORS GROUP, INC. PROTOTYPE DEFINED CONTRIBUTION RETIREMENT PLAN PROGRAM is:

PENSION ADMINISTRATORS GROUP, INC.

P.O. BOX 9023794

LD SAN JUAN, PUERTO RICO 00902-3794

The name of the Plan is: NOVO NORDISK PUERTO RICO 401(k) PLAN

I. THE PLAN

By signing this Adoption Agreement the Employer, shall become the settlor of the abovementioned name of the Plan:

1.	☐	adopts a new plan.

2.	☒	amends and restates a prior plan (insert name and effective date of such plan): Novo Nordisk Puerto Rico 401(k) Plan: July 1, 2006.

3.	☐	amends certain options of an earlier PENSION ADMINISTRATORS GROUP, INC. SALARY DEFERRAL RETIREMENT PLAN ADOPTION AGREEMENT.

4.	☐	The effective date of this Plan or amendment is:

January 1st, 2011
(cannot be earlier than the first day of the Plan Year in which the Employer signs this Adoption Agreement).

II. THE EMPLOYER

1.	Name of Employer:	Novo Nordisk Inc.

	Physical Address:	100 College Road West

Princeton, NJ 08540

	Mailing Address:	100 College Road West

Princeton, NJ 08540

	Telephone No.:	(609) 987-5932

	Name of contact person:	Stephen M. Chinn

2.	Type of business entity:

☐ Corporation

3.	Employer’s Tax Identification Number: 06-1061602

4.	ERISA Plan Number: 002

5.	Plan’s Taxable Year Last Day: December 31

6.	Employer’s Taxable Year Last Day: December 31

III. ELIGIBILITY AND SERVICE

A.	ELIGIBILITY

Specify any service and/or age requirements for eligibility below.

1.	Waiver of Requirements for New Plan.

☐	Each Employee employed on the effective date is automatically eligible to participate. Employees hired after the effective date are eligible upon satisfying any service and/or age requirements specified below.

2.	Service. An Employee must fulfill the following Service requirement to become a Participant:

(a)    ☒    No service requirement.

(b)    ☐    Three (3) months of Service.

(c)    ☐    of continuous active employment in which the employee has completed          hours of service.

3.	Age. An employee must fulfill the following age requirement to become a participant:

Minimum age (not greater than 21.)

B.	STATUTORY EXCLUSIONS

The following classes of Employees are not eligible to participate:

1.	☒	Union Employees. Employees included in a unit covered by a collective bargaining agreement between the Employer and Employee representatives, if retirement benefits were the subject of good faith bargaining.

2.	☒	Nonresident Individuals. Employees who are nonresidents of Puerto Rico and who receive no earned income from the Employer which constitutes income from sources within Puerto Rico.

Further exclusion of: leased employees, interns, independent contractors and employees who are on long-term or short-term assignment from Novo Nordisk A/S or its Danish subsidiaries covered under the staff pension of Novo Nordisk A/S from participation.

Note: If the Employer is a self-employed person who owns an interest in one or more trades or businesses, employees of such trades or businesses may have to be considered Employees eligible to participate in the Plan in order for the Plan to be qualified under the Puerto Rico Internal Revenue Code of 1994 (the “PR Code”). You should consult this matter with your tax adviser.

C.	SERVICE RULES.

The Plan permits Hours of Service to be determined under one of the methods selected below.

1.	☒	On a basis of actual hours for which an employee is paid or entitled to payment.

2.	☐	On the basis of hours worked. An employee will be credited with 10 Hours of Service if under Section 2.25 of the Plan such employee would be credited with at least one Hour of Service during the day.

3.	☐	On the basis of weeks worked. An employee will be credited with 45 Hours of Service if under Section 2.25 of the Plan such employee would be credited with at least one Hour of Service during the week.

4.	☐	On the basis of semi-monthly payroll periods. An employee will be credited with 95 Hours of Service if under Section 2.25 of the Plan such employee would be credited with at least one Hour of Service during the semi-monthly payroll period.

5.	☐	On the basis of months worked. An employee will be credited with 190 Hours of Service if under Section 2.25 of the Plan such employee would be credited with at least one Hour of Service during the month.

D.	COMPUTATION PERIODS

Computation Periods are used to measure an employee’s years of service. Unless the optional definition of computation is elected, an employee’s computation periods are his employment years. [Use Date of Hire, not Plan Year.]

☐	These rules apply:

(a)	For purposes of determining eligibility to participate, an employee’s computation periods are his first employment year, the first plan year beginning within his first employment year, and subsequent plan years.

(b)	For all other purposes, an employee’s computation periods are plan years.

E.	SERVICE WITH PREDECESSOR EMPLOYERS

1.	☒	No credit will be given for service with a predecessor employer.

2.	☐	Credit will be given for service with certain predecessor employer(s) as stated in a corporate resolution approved by the Board of Directors

(The Plan provides that if this is a continuation of a predecessor plan, service under the predecessor plan must be counted.)

F.	ENTRY DATES

☒	The Plan’s entry date(s) shall be first payroll period after the submission of all enrollment forms following the date the employee met the eligibility requirements.

☐	If checked, the effective or amendment date of the Plan is also an entry date.

IV.	PLAN CONTRIBUTIONS

A.	SALARY DEFERRAL CONTRIBUTIONS BY PARTICIPANTS (Plan Section 4.4).

1.	☒	For the calendar year 2011 on salary deferral contributions shall be $10,000; for the 2012 the dollar limitation on salary deferral contributions shall be $13,000; and for the calendar years 2013 and thereafter the dollar limitation on salary deferral contributions shall be $15,000, of their compensation or any other limit as established in PR Code Section 1165(e) from time to time.

2.	☒	Catch-Up Contributions

The Plan will allow all employees who are eligible to make salary deferrals contribution and who have attained age 50 before the close of the plan year, to make additional employee contributions (“catch up contribution”) for the amount of $1,000.00 for calendar year 2011 and for the amount of $1,500.00 for calendar year 2012 and thereafter in addition to any Salary Deferral Contributions Amount, and in accordance with, and subject to the limitations of, section 1023 and/or 1165 of the PR Code as amended from time to time. Such catch-up contributions shall not be taken into account for purposes of the provisions of the plan implementing the required limitations on contribution of the PR Code.

	☒	(i) Catch up contributions will not be taken into account in applying any matching contribution under the Plan.

	☐	(ii) Catch up contributions will be taken into account in applying any matching contribution under the Plan.

3.	☐	Automatic Enrollment Election: N/A

Participants who do not affirmatively elect in writing to enroll in the Plan or have a specified amount contributed to the Plan will have automatically elected to defer 1% of the Participant Compensation. Such contribution shall be invested in accordance with the Pension Protection Act of 2006 Rules and Regulations.

4.	☒	Right to direct investment/default investment.

Participants have the right to direct the investment of their salary elective deferrals and also their matching and profit sharing contribution accounts (“directed accounts”) in any of the investment choices explained in the investment election form. Participants who do not make an election as to how the Plan should invest his/her directed accounts, then the Plan trustee will invest the Participant directed accounts in the “default” investment that the Plan officials have selected. The default investment is described below.

The default investment is:

Name: Lifestyle Funds

Even if the Plan trustee invests the Participant directed accounts in the default investment mentioned above, the participant will have the continuing right to direct his/her investment in the Participant directed accounts in one or more of the other investment choices available in the Plan. Participant will be entitled to invest in any of the alternative investment choices.

B.	EMPLOYER MATCHING CONTRIBUTION (Plan Section 4.1).

1.	☒	The Employer may make a Matching Contribution, equal to 50 cents for each dollar of a Participant Salary Deferral Contributions. However, the Employer will not make Matching Contributions on a Participant’s Salary Deferral Contributions above 2% of the Participant’s compensation.

2% must be contributed each payroll and a True-Up will occur based upon annual Compensation and Salary Deferral Contributions.

2.	☐	The Employer will not make at this time any discretionary matching contribution(s). However, the Employer reserves the right to start making discretionary matching contributions any time in the future.

C.	DISCRETIONARY PROFIT SHARING CONTRIBUTIONS (Section 4.1 of the Plan; check one).

1.	☒	Each Plan Year, the Employer may contribute a discretionary amount in addition to any matching contribution for all Eligible Participants.

.

The Discretionary Contribution will be 8% made on a payroll by payroll basis until changed. An Additional 1% Discretionary Contribution shall be made “after” the end of each Plan Year if:

• Employed on each December 31.
• Die, become Disabled or retire after Normal Retirement Age during the Plan Year.

D.	VOLUNTARY CONTRIBUTIONS BY PARTICIPANTS (Section 4.3 of the Plan; check one).

1.	☒	Participants may make Voluntary Contributions to the Plan from 1% to 10% (not to exceed 10%) of their Compensation.

2.	☐	Participants may not make Voluntary Contributions to the Plan.

E.	PLAN COMPENSATION (Plan Section 2.09).

Except as indicated below, for all purposes, the Employee’s Plan Compensation shall be the wages paid to the Employee by you, as reported to the Puerto Rico Department of the Treasury on Form 499-R-2/W-2 PR. For any Self-Employed Individual covered under the Plan, if applicable, compensation shall mean Earned Income. However, compensation shall not include any amount paid by reason of services performed (a) after the date an employee ceases to be a participant and (b) prior to the date an employee becomes a participant. Compensation shall not include any amounts contributed by an Employer, for or on account of its employees, under this Plan or under any other employee benefit plan.

Plan Compensation means such Participant’s Base Salary, overtime and amounts under the following bonus or incentive plans paid in cash: (i): Novo Nordisk Inc. Annual Performance Incentive Plan; (ii) Annual Merit Bonus Plan; and (iii) Sales Incentive Plan.

For purposes of this definition, “Base Salary” means an Employee’s regular salary and includes: any cash paid in lieu of vacation time; cash paid in lieu of personal/sick days; any shift differentials; and any payments made to employees for being on call (i.e., “on-call pay”) or company paid short-term disability. However, any cash payments made in lieu of notice, when Novo Nordisk Inc. accepts Employee resignations and provides cash compensation to Employees through the requested date of termination in lieu of performing any services, shall not be considered Base Salary.

Plan Compensation shall not include the following:

☐	Salary Deferral Contributions made pursuant to a salary reduction agreement which are not includible in the gross income of the Employee under PR Code Section 1165(e)(5).

☐	Overtime pay.

☐	Bonuses.

☒	Commissions.

☒	Amounts paid for insurance or other welfare benefits.

☐	Any other incentive or compensation that is included in the Form 499-R-2/W-2 PR.

Compensation shall not include:

(a)	Reimbursements or other expense allowances; fringe benefits (cash or noncash), moving expenses, deferred compensation, and welfare benefits.

(b)	Sign-on bonuses and other forms of compensation, such as individual bonuses, reward and recognition awards, regional differentials paid in cash and referral fees.

(c)	Any income exercised from the receipt of any qualified or nonqualified stock options, or the receipt of any share offerings.

(d)	Severance or salary continuation payments and vacation paid upon termination.

(e)	Any payments to employees in lieu of circle of excellence, presidential, or other award bonuses, such as potential trips for achieving sales objectives.

(f)	All other W-2 wages not identified as exclusions above, such as group term life insurance or imputed income.

(g)	Any imputed income for civil union or domestic partner benefits effective as of January 1, 2007.

(h)	Any special sales incentives that are determined not to be part of the Sales Incentive Plan as established by Novo Nordisk Inc., such as sales contest payments.

(i)	Any Workers Compensation payments.

F.	FORFEITURES (Plan Section 5.2).

1.	☒

Forfeitures under the Plan will be used to reduce the Employer Contribution in the Plan Year of the forfeiture, plan expenses, or if in excess of the Employer Contribution for such Plan Year, the excess amounts shall be used to reduce the Employer Contribution in the next succeeding Plan Year(s).

2.	☐	Forfeitures under the Plan will be added to the Employer Contributions and allocated accordingly.

V. VESTING AND HARDSHIP WITHDRAWALS

A.	VESTING (Plan Section 7.3).

1.	Employer Contributions will become vested if the Participant terminates employment for any reason other than retirement, death or disability pursuant to the following options (check one):

(a)	☐	Full Vesting. Participants are 100% vested at all times.
(b)	☐	Cliff Vesting. Participants are 100% vested after completing Years of Service (not more than 3).
(c)	☐	Graded Vesting. Participants are vested in accordance with the following vesting schedule. (A Participant’s vested percentage is the percentage in column (2) or the percentage in column (3), whichever is greater. Spaces left blank are treated as zeros.)

(1)	(2)	(3)
		Minimum
Years	Vested	Required
of Service	Percentage	Percentage
Less than 1	0	0
At least 1	33	33
At least 2	66	66
At least 3	100	100
At least 4	100	100
At least 5	100	100
At least 6	100	100

2. Years of Service excluded. If checked, Years of Service completed by a Participant will not be counted when determining the Participant’s vested percentage (check as many as desired).

(a)	☐	before the effective date of this Plan (or a predecessor Plan)

(b)	☐	before the Participant’s birthday (not more than 18th).

B.	HARDSHIP WITHDRAWALS

1.	☐	Hardship Withdrawals to Participants from the Plan are not permitted.
2.	☒	Hardship Withdrawals to a Participant from the Plan will be permitted, subject to the Plan’s rules, for the following cases (choose one, more or all):

(a)	☒	The education of a dependent of the participant.
(b)	☒	The purchase (excluding mortgage payments) of a principal residence for the participant.
(c)	☒	Major medical expenses of the participant or a dependent who is not covered by insurance.
(d)	☒	Payment of tuition for post-secondary education for the participant, spouse or children.
(e)	☒	Payment of amounts necessary to prevent the eviction of the participant from his principal residence or foreclosure on the mortgage of the participant’s principal residence.
(f)	☒	Payment of funeral expenses of a member of the participant’s family.
(g)	☒	Any other cause that, in the administrator’s determination, has produced an immediate and financial need.

VI. RETIREMENT AGE

A.	NORMAL RETIREMENT AGE (Plan Section 2.30; check one).

A Participant will be fully vested and may retire after reaching:

1.	☒	Age 65.
2.	☐	Age (not more than 65 or less than 60).
3.	☐	Age (not more than 65 or less than 60) with Years of

Service (not more than 5).

B.	EARLY RETIREMENT AGE (check 1, 2 or 3)

1.	☒	The Plan does not provide an early retirement age.

2.	☐	A Participant will be fully vested and may retire after reaching:

(a)	☐	Age 55.

(b)	☐	Age (not more than 55).

(c)	☐	Age (not more than 55) with Years of Service (not more than 5).

C.	LOANS

☐ Loans will not be allowed by the Plan.

VII. INVESTMENTS

A.	☐	The Employer shall be responsible for the investment of the Plan’s Accounts.

B.	☒	The Participant shall be responsible for the investment of the Plan’s Accounts.

VIII. FUNDING

The Plan will be funded through (Plan Section 2.45; check one):

A.	☐	The Employer shall be solely responsible for the investment of the Plan’s Accounts.

B.	☐	The Employer shall be solely responsible for the investment of the Employer Contribution Subaccount. Each Participant shall be solely responsible for the investment of his Salary Deferral Contributions, Voluntary Contributions, Pre-Tax Contributions and Rollover Subaccounts by giving such directions to the Plan Administrator who will transmit them to the Trustee.

C.	☒	Each Participant shall be solely responsible for the investment of the Plan’s Accounts by giving such directions to the Plan Administrator who will transmit them to the Trustee.

IX. TRUST

The Plan will be funded through a Trust established by the Employer with the law firm of Fernández Collins Cuyar & Plá.

X. RECORDKEEPING

The Recordkeeping of the plan shall be done by Schwab Retirement Plan Services, Inc.

XI. MISCELLANEOUS

A.	PLAN ADMINISTRATOR. The Plan Administrator of the Plan will be (Plan Section 2.35 and 12.4; check one):

1.	☒	The Employer.

2.	☐	An Individual Plan Administrator designated by the Employer:

		Name	Novo Nordisk Inc.

		Address	100 College Avenue West, Princeton, NJ 08540

3.	☐	A Committee of two or more Employees designated by the Employer:

Name	Title	Signature

4. Plan Administrator Tax Id. Number: 06-1061602

B.	NAMED FIDUCIARIES. The Plan Administrator (including all members of a committee, if a committee is named) is a Named Fiduciary for the Plan. If other persons are also to be Named Fiduciaries, their names and addresses are:

Name	Address
N/A

XII. SIGNATURES

A.	EMPLOYER SIGNATURE.

Name of Employer:	Novo Nordisk Inc.

Signed	/s/ Stephen M. Chinn
Name and Title:	Stephen M. Chinn, Vice President, Compensation and Benefits

Date	December 23, 2011

B.	ADOPTION BY RELATED EMPLOYERS.

By signing the Adoption Agreement, the Employer represents that the related employers listed below whose employees are not excluded under II.B above have adopted the Plan (add additional signatures pages, if necessary). If other employers become related employers, the employer understands that they may also adopt the Plan.

The following employer adopts the Plan: N/A